Exhibit 99.1


           Magnetek Announces Fiscal 2005 Year-End Results


    LOS ANGELES--(BUSINESS WIRE)--Aug. 25, 2005--Magnetek, Inc.
(NYSE:MAG):

    --  Fiscal 2005 revenue from continuing operations increased 5%.

    -- Earnings from continuing operations were $.03 per share for the year.

    -- Losses related to discontinued operations amounted to $.97 per share.

    Magnetek, Inc. (NYSE:MAG) today reported the results of its 2005 fiscal year, which ended on July 3, 2005(a).
    Fiscal 2005 revenue from continuing operations was $242.4 million, up from $230.3 million in fiscal 2004. Gross profit amounted to $60.0 million (24.8% of sales), up from $54.3 million (23.6% of sales) in fiscal 2004. Operating profit was $3.6 million versus an operating loss of $0.6 million in fiscal 2004. Income from continuing operations before taxes was $3.2 million vs. a loss before taxes of $2.8 million in fiscal 2004. Income from continuing operations was $0.8 million, or $.03 per share, versus a loss of $9.5 million, or $.35 per share, in fiscal 2004.
    Excluding non-cash income tax charges (see Note 1 below) income from continuing operations was $2.4 million, or .$08 per share, vs. a loss of $2.8 million, or $.10 per share, in fiscal 2004.
    Discontinued operations accounted for losses of $27.7 million, or $.97 per share, in fiscal 2005 and losses of $3.6 million, or $.13 per share, in fiscal 2004, resulting in a net loss for the Company of $.94 per share in fiscal 2005 and a net loss of $.48 per share in fiscal 2004.
    An arbitration award included in Magnetek's third-quarter 2005 results accounted for most of the losses of discontinued operations in fiscal 2005 ($22.0 million, or $.77 per share), and is reflected on the Company's year-end balance sheet as an accrued liability. While Magnetek is contesting this award in Federal Court, it has had periodic settlement discussions and is preparing to pay the award, if necessary, primarily through debt refinancing.

    Fourth-Quarter Results

    Revenue from continuing operations in the fiscal 2005 fourth quarter was $57.1 million, down from $66.0 million in the fourth quarter of fiscal 2004. Gross profit amounted to $14.1 million (24.7% of sales) versus $16.4 million (24.9% of sales) in the fourth quarter of fiscal 2004. Operating profit in the quarter was $1.0 million versus $2.3 million in the fourth quarter of fiscal 2004. Income from continuing operations before taxes was $0.6 million vs. $1.7 million in the fourth quarter of fiscal 2004. Due to the non-cash income tax charges footnoted below, the loss from continuing operations was $1.3 million, or $.05 per share, versus a loss of $5.0 million, or $.17 per share, in the fourth quarter of fiscal 2004.
    Excluding the non-cash income tax charges, Magnetek's fiscal 2005 fourth-quarter income from continuing operations was $0.3 million, or ..$01 per share, vs. $1.7 million, or $.06 per share, in the fourth quarter of fiscal 2004.
    Discontinued operations accounted for losses of $2.4 million, or $.08 per share, in the fourth quarter of fiscal 2005 and losses of $0.6 million, or $.02 per share, in the fourth quarter of fiscal 2004, resulting in a net loss for the Company of $.13 per share in the fourth quarter of fiscal 2005 and a net loss of $.19 per share in the fourth quarter of fiscal 2004.
    As of July 3, the last day of its 2005 fiscal year(a), Magnetek's six-month backlog stood at $61.1 million. Fourth-quarter 2005 bookings deliverable within six months were $58.6 million, resulting in a book-to-bill ratio of 1.03, and the Company's order mix continued to shift toward higher margin digital power supplies and systems during the quarter. Given the current economic outlook, Magnetek expects fiscal 2006 revenues to increase 5 to 7 percent over fiscal 2005 levels with continued improvement in gross profit margins.

    Conference Call Webcast

    This morning, at 11:00 a.m. Eastern Time, Magnetek's president and CEO, Tom Boren, and members of management will host a conference call to discuss the Company's fiscal 2005 results. The call will be webcast via a link from the "Investor Information" page of the website: www.magnetek.com. For those who cannot listen to the call live, a replay will be available by phoning 617-801-6888 (passcode 80680602) through September 2 and on Magnetek's website for as long as the call's content remains timely.
    Magnetek's Board of Directors has set November 9, 2005, as the date of the Company's Annual Meeting for shareholders of record as of September 12, 2005. The meeting will be convened at 10:00 a.m. on the 17th floor of the Murdock Plaza office building, 10900 Wilshire Boulevard, Los Angeles, Calif.

    Magnetek, Inc. manufactures power control products and systems for communications, data processing, industrial automation, consumer products, mass transit, alternative and renewable energy, utility grid monitoring, and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China.

    Note 1

    While the Company has historically provided valuation reserves against its U.S. deferred tax assets that result in a zero net deferred tax position (net deferred assets equal to deferred tax liabilities) in a fiscal year-end review of its tax accounts, the Company determined that a portion of its deferred tax liability relates to tax deductible amortization of goodwill that is no longer amortized for financial reporting purposes. Under accounting rules, such deferred tax liabilities are considered to have an indefinite life and are therefore ineligible to be considered as a source of future taxable income in assessing the realization of deferred tax assets.
    Thus, the Company has deductions for tax reporting purposes that result in recording a non-cash tax expense for financial reporting purposes.
    Accordingly, the Company increased its valuation allowance for deferred tax assets, resulting in an increase to the provision for income taxes of $1.6 million in the fourth quarter and fiscal year ended July 3, 2005. The Company also determined that such deferred tax liabilities existed at June 27, 2004, and therefore has restated its valuation allowance for deferred tax assets and increased its provision for income taxes by $1.6 million in the fourth quarter and fiscal year ended June 27, 2004, for a total provision for income taxes and corresponding increase to its valuation allowance of $6.7 million in those periods.
    While resulting in an increase to income tax expense for the fiscal 2005 and 2004 periods, the amounts are non-cash and have no impact on the Company's ability to use these assets to reduce any future U.S. income tax liabilities. The Company expects to record a non-cash income tax expense of approximately $1.6 million in subsequent fiscal years until such time as the related goodwill is fully amortized for income tax return purposes. As of July 3, 2005, the Company had deferred tax assets aggregating $60.8 million, with a corresponding valuation allowance of approximately $59.2 million.

    (a) Magnetek's fiscal year ends on the Sunday nearest June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include audit-related costs and findings and legal proceedings and their effects on the Company's expected financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                                   Three months       Twelve months
                                      ended                ended
                                ------------------  ------------------
                                   (Unaudited)
                                July 3,   June 27,  July 3,   June 27,
Results of Operations:           2005      2004      2005      2004
------------------------------ --------- --------- --------- ---------
Net sales                      $ 57,144  $ 65,962  $242,389  $230,280
Cost of sales                    43,038    49,562   182,396   175,977
------------------------------ --------- --------- --------- ---------
Gross profit                     14,106    16,400    59,993    54,303
Research and development          3,425     3,839    14,605    13,021
Selling, general and
 administrative                   9,684    10,252    41,820    41,864
------------------------------ --------- --------- --------- ---------
Income (loss) from operations       997     2,309     3,568      (582)
Interest (income) expense(1)        440      (400)    1,624     1,207
Other (income) expense(2)             -       981    (1,300)      981
------------------------------ --------- --------- --------- ---------
Income (loss) from continuing
 operations before provision
 for income taxes                   557     1,728     3,244    (2,770)
Provision for income taxes(3)     1,900     6,700     2,425     6,700
------------------------------ --------- --------- --------- ---------
Income (loss) from continuing
 operations                      (1,343)   (4,972)      819    (9,470)
Loss from discontinued
 operations, net of tax(4)       (2,428)     (565)  (27,689)   (3,601)
------------------------------ --------- --------- --------- ---------
Net loss                       $ (3,771) $ (5,537) $(26,870) $(13,071)
------------------------------ --------- --------- --------- ---------

Per common share:
Net income (loss) from
 continuing operations --
 basic & diluted               $  (0.05) $  (0.17) $   0.03  $  (0.35)
Net loss from discontinued
 operations -- basic & diluted $  (0.08) $  (0.02) $  (0.97) $  (0.13)

Net loss -- basic & diluted    $  (0.13) $  (0.19) $  (0.94) $  (0.48)
------------------------------ --------- --------- --------- ---------

Weighted average shares
 outstanding:
 Basic                           28,575    28,486    28,535    27,094
 Diluted                         28,575    28,486    29,105    27,094
------------------------------ --------- --------- --------- ---------

(1) Includes $1.0 million interest income related to a tax refund receivable in the three- and twelve-month periods ended
    June 27, 2004
(2) Includes $1.3 million income from sale and license of rights and patents in the twelve-month period ended July 3, 2005, and a $0.7 million charge for write down of investments and a $0.3 million contingent fee related to a tax refund receivable in the three- and twelve-month periods ended June 27, 2004
(3) Includes $1.6 million and $6.7 million non-cash charge to increase valuation allowance for deferred tax assets in the three- and twelve-month periods ended July 3, 2005 and June 27, 2004, respectively
(4) Includes a $22.0 million patent arbitration charge in the twelve-month period ended July 3, 2005; the results of the Company's telecom power business; and certain costs of divested businesses (primarily legal expenses) for all periods presented


                                   Three months       Twelve months
                                      ended                ended
                                ------------------  ------------------
                                   (Unaudited)
                                July 3,   June 27,  July 3,   June 27,
Other Data:                      2005      2004      2005      2004
------------------------------ --------- --------- --------- ---------
Depreciation and amortization  $  1,866  $  2,134  $  9,136  $  9,591
Capital expenditures           $  2,890  $  2,465  $  8,958  $  5,894


                                                    July 3,   June 27,
Balance Sheet Data:                                  2005      2004
------------------------------ --------- --------- --------- ---------
Working capital (excluding
 current portion of LTD)                           $ 51,441  $ 65,360
Total assets                                        229,180   228,024
Total long-term debt
 (including current portion)                         25,230    18,126
Stockholders' equity                                 45,554   109,922



                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands)

                                           July 3,         June 27,
                                            2005            2004
                                       ---------------- --------------
 Cash                                           $6,854         $2,318
 Accounts receivable                            54,022         56,056
 Inventories                                    49,950         48,872
 Prepaid and other current assets                5,713          6,372
 Assets held for sale                            4,727          4,474
                                       ---------------- --------------
   Total current assets                        121,266        118,092

 Property, plant & equipment, net               31,939         31,855
 Goodwill                                       63,656         63,828
 Other assets                                   12,319         14,249
                                       ---------------- --------------
   Total assets                               $229,180       $228,024
                                       ================ ==============

 Accounts payable                              $36,974        $40,031
 Accrued liabilities                             9,029         11,067
 Accrued arbitration award                      22,602              -
 Liabilities held for sale                       1,220          1,634
 Current portion of long-term debt               4,945          1,997
                                       ---------------- --------------
   Total current liabilities                    74,770         54,729

 Long-term debt, net of current
  portion                                       20,285         16,129
 Pension benefit obligations                    70,568         31,366
 Other long-term obligations                     7,627          7,552
 Deferred income taxes                          10,376          8,326

 Common stock                                      286            285
 Paid in capital in excess of par
  value                                        128,158        127,692
 Retained earnings                              40,018         66,888
 Accumulated other comprehensive loss         (122,908)       (84,943)
                                       ---------------- --------------
   Total stockholders' equity                   45,554        109,922

   Total liabilities and equity               $229,180       $228,024
                                       ================ ==============

Certain June 27, 2004, balances have been reclassified to conform to current period presentation



    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com